www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2011 RESULTS
~ Third Quarter Earnings per Share Increase 45.0% to $0.58 vs. $0.40 ~
~ Third Quarter Sales Increase 17.9% and Same-Store Sales Increase 11.5% ~
~ Raises Full Year 2011 Net Sales and EPS Guidance ~

Brentwood, Tennessee, October 19, 2011 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 24, 2011.

Third Quarter Results
Net sales increased 17.9% to $977.8 million from $829.1 million in the prior year’s third quarter.  Same-store sales increased 11.5% compared to a 5.0% increase in the prior-year period.  The same-store sales increase was driven by continued strong results in core consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise; seasonal heating products and emergency response merchandise related to Hurricane Irene.  Additionally, same-store sales were favorably impacted by higher selling prices due to inflation in key C.U.E. categories.

Gross margin increased 18.8% to $327.6 million, or 33.5% of sales, compared to $275.7 million, or 33.2% of sales, in the prior year’s third quarter.  The increase in gross margin reflects improved direct product margin, partially offset by increased transportation costs and product mix.  Direct product margin increased as a result of improved inventory management, strategic sourcing, private branding and pricing.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.5% of sales compared to 27.5% of sales in the prior year’s third quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales and expense control with respect to store operating costs.

Net income for the quarter was $42.7 million, or $0.58 per diluted share, compared to net income of $29.9 million, or $0.40 per diluted share, in the third quarter of the prior year.

The Company opened 12 stores, relocated one store and closed one store compared to opening nine stores in the prior year’s third quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “During the third quarter, we generated double-digit increases in both sales and earnings on top of last year’s record results while improving gross margin and leveraging SG&A costs.  This strong performance, which also included positive ticket and traffic, reflects the impact of our strategic initiatives and our ability to respond to our customers’ everyday rural lifestyle needs. Additionally, we executed exceptionally well and successfully managed through the inflationary environment.  We are delighted that we continue to experience broad-based strength across the business.”

First Nine Months Results
Net sales increased 14.9% to $2.99 billion from $2.61 billion in the first nine months of 2010.  Same-store sales increased 8.5% compared to a 4.8% increase in the first nine months of 2010.  Gross margin increased 15.8% to $1.00 billion, or 33.5% of sales, compared to $866.7 million, or 33.3% of sales, in the first nine months of 2010.

Selling, general and administrative expenses, including depreciation and amortization, increased 12.3% to $762.5 million, or 25.5% of sales, compared to $679.2 million, or 26.1% of sales, for the first nine months of 2010.

Net income was $152.2 million, or $2.05 per diluted share, compared to net income of $117.8 million, or $1.58 per diluted share, for the first nine months of 2010.

The Company opened 54 new stores, relocated two stores and closed one store compared to 47 new store openings and one store closure during the first nine months of 2010.

Company Outlook
Based on strong performance in the third quarter, the Company raised its financial expectations for fiscal 2011.  Net sales are expected to range between $4.15 billion and $4.17 billion compared to the Company’s previously expected range of $4.10 billion to $4.14 billion.  Same-store sales for the year are now expected to increase 6.5% to 7.0% compared to the prior expectation for an increase of 5.0% to 6.0%.  The Company now anticipates net income will range between $2.85 and $2.89 per diluted share compared to its previous guidance of $2.75 to $2.82 per diluted share.

Mr. Wright concluded, “Our track record of consistently generating strong results demonstrates that we are benefiting from our strategic initiatives which, collectively, have strengthened the structural foundation of the Tractor Supply Company business and brand. As we look ahead, we are well-prepared for the upcoming fall, winter and holiday selling season and believe that our merchandising and marketing initiatives will allow us to gain market share.  With the right strategies, capital structure and team in place, we are confident in our outlook for 2011 and our ability to continue to build on our momentum for the long-term.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes and will be available through November 2, 2011.

About Tractor Supply Company
At September 24, 2011, Tractor Supply Company operated 1,054 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 24, 2011		September 25, 2010*		September 24, 2011		September 25, 2010*

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$977,776	100.0%	$829,114	100.0%	$2,992,715	100.0%	$2,605,687	100.0%
Cost of merchandise sold	650,173	66.5	553,426	66.8	1,989,009	66.5	1,738,939	66.7
Gross margin	327,603	33.5	275,688	33.2	1,003,706	33.5	866,748	33.3

Selling, general and administrative expenses	239,883	24.5	210,779	25.4	705,863	23.6	627,913	24.1
Depreciation and amortization	19,591	2.0	17,502	2.1	56,685	1.9	51,313	2.0

Income from operations	68,129	7.0	47,407	5.7	241,158	8.0	187,522	7.2
Interest expense, net	591	0.1	38	--	1,051	--	597	--

Income before income taxes	67,538	6.9	47,369	5.7	240,107	8.0	186,925	7.2
Income tax expense	24,805	2.5	17,506	2.1	87,879	2.9	69,162	2.7
Net income	$42,733	4.4%	$29,863	3.6%	$152,228	5.1%	$117,763	4.5%

Net income per share:
Basic	$0.60		$0.41		$2.11		$1.62
Diluted	$0.58		$0.40		$2.05		$1.58

Weighted average shares outstanding (000’s):
Basic	71,226		72,600		71,988		72,525
Diluted	73,343		74,932		74,158		74,536

Dividends declared per common share outstanding	$0.12		$0.07		$0.31		$0.21

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 24, 2011	September 25, 2010*
ASSETS
Current assets:
Cash and cash equivalents	$96,590	$170,920
Restricted cash	21,870	--
Short-term investments	--	15,913
Inventories	913,738	833,821
Prepaid expenses and other current assets	40,198	50,926
Total current assets	1,072,396	1,071,580

Property and equipment, net	450,449	385,223
Goodwill	10,258	10,258
Deferred income taxes	2,112	13,210
Other assets	12,635	7,697

TOTAL ASSETS	$1,547,850	$1,487,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$340,208	$348,610
Accrued employee compensation	36,823	30,041
Other accrued expenses	119,588	104,164
Current portion of capital lease obligations	32	344
Income taxes payable	2,850	--
Deferred income taxes	3,314	13,816
Total current liabilities	502,815	496,975

Capital lease obligations	1,292	1,151
Deferred rent	73,091	67,567
Other long-term liabilities	33,747	30,033
Total liabilities	610,945	595,726

Stockholders’ equity:
Common stock	641	628
Additional paid-in capital	281,101	224,113
Treasury stock	(429,469)	(242,096)
Retained earnings	1,084,632	909,597
Total stockholders’ equity	936,905	892,242

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,547,850	$1,487,968

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
	FOR THE NINE MONTHS ENDED
	September 24, 2011	September 25, 2010*
Cash flows from operating activities:
Net income	$152,228	$117,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,685	51,313
Loss on disposal of property and equipment	187	632
Stock compensation expense	10,693	8,754
Deferred income taxes	(1,902)	192
Change in assets and liabilities:
Inventories	(177,218)	(157,355)
Prepaid expenses and other current assets	(6,253)	(12,025)
Accounts payable	92,820	86,975
Accrued employee compensation	2,247	7,316
Other accrued expenses	(12,561)	3,469
Income taxes payable	(5,419)	(15,422)
Other	(175)	2,905

Net cash provided by operating activities	111,332	94,517

Cash flows from investing activities:
Capital expenditures	(107,326)	(67,086)
Proceeds from sale of property and equipment	721	292
Restricted cash deposits	(21,870)	--
Purchases of short-term investments	--	(15,913)
Proceeds from sale of short-term investments	15,913	--

Net cash used in investing activities	(112,562)	(82,707)

Cash flows from financing activities:
Excess tax benefit of stock options exercised	11,902	6,993
Principal payments under capital lease obligations	(83)	(304)
Restricted stock units withheld to satisfy tax obligations	(981)	(657)
Repurchase of common stock	(172,093)	(22,892)
Net proceeds from issuance of common stock	24,036	18,372
Cash dividends paid to stockholders	(22,300)	(15,253)

Net cash used in financing activities	(159,519)	(13,741)

Net decrease in cash and equivalents	(160,749)	(1,931)

Cash and cash equivalents at beginning of period	257,339	172,851

Cash and cash equivalents at end of period	$96,590	$170,920

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$565	$128
Income taxes	81,942	76,381

Non-cash accruals for construction in progress	(4,763)	--

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost. Additionally, reclassified certain amounts within cash flows from operating activities to conform to the current period presentation.

Selected Financial and Operating Information

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
	(unaudited)		(unaudited)
Sales Information:
Same-store sales increase	11.5%	5.0%	8.5%	4.8%
Non-comp sales (% of total sales)	5.4%	5.3%	5.6%	5.7%

Average transaction value	$41.99	$39.75	$42.60	$41.35
Comp average transaction value increase (decrease)	5.3%	(1.3)%	2.8%	(1.9)%
Comp average transaction count increase	5.9%	6.3%	5.5%	6.8%

Store Count Information:
Beginning of period	1,043	967	1,001	930
New stores opened	12	9	54	47
Stores closed	(1)	--	(1)	(1)
End of period	1,054	976	1,054	976

Relocated stores	1	--	2	--

Pre-opening costs (000’s)	$1,658	$1,551	$5,590	$5,220

Balance Sheet Information:
Average inventory per store (000’s) (a)	$808.9	$795.9	$808.9	$795.9
Inventory turns (annualized)	3.03	2.82	3.13	2.98
Financed inventory (a)	35.4%	39.8%	35.4%	39.8%
Share repurchase program:
Cost (000’s)	$49,206	$9,196	$172,093	$22,892
Average purchase price per share (b)	$61.12	$33.64	$58.11	$31.87

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Reflects a split adjusted purchase price.